Exhibit 99.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (together with the Exhibits hereto, this “Agreement”) is made as of the 26th day of January 2016, by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Spinco”) and Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”). Each of Parent, Spinco and RMT Parent is sometimes referred to individually in this Agreement as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent and Spinco are parties to that certain Separation Agreement dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, Parent has agreed to transfer, or to cause the Affiliated Transferors to transfer, to Spinco certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to Spinco, and Spinco has agreed to receive such assets and assume such liabilities;

WHEREAS, the Separation Agreement provides for the separation of the Spinco Business from the remaining business of Parent and its Subsidiaries to create two independent companies, on the terms and conditions set forth in the Separation Agreement and the other Transaction Documents;

WHEREAS, Parent, Spinco, RMT Parent, and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent (“Merger Sub” and, together with Parent, Spinco and RMT Parent, the “Merger Agreement Parties”) are parties to that certain Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), pursuant to which, immediately following the Distribution, the Merger Agreement Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation upon the terms and subject to the conditions of the Merger Agreement; and

WHEREAS, the Parties desire to enter into this Agreement in connection with the Separation Agreement to govern the rights and obligations of the Parties with respect to employment, compensation, employee benefits and related matters in connection with the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Separation Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	4.16(a)
Accrued Vacation	2.02(b)
Agreement	Preamble
Arbitral Tribunal	4.16(d)
Approval	3.03(d)
Benefits Services Termination Date	2.03(a)
Bonus Plans	2.02(g)
Broadly Comparable Scheme	3.02(g)
COBRA	2.02(e)
Dispute	4.16(a)
Employment Losses	3.02(g)
Funds	3.03(d)
Inactive Employee	2.01(a)
Israeli Employees	3.03(a)
Israeli Affiliated Transferor	3.03(f)
KEEP	2.02(g)
LTIC	2.02(g)
Merger Agreement	Recitals
Merger Agreement Parties	Recitals
Merger Sub	Recitals
Old Fair Deal	3.02(g)
Outsourcing Agreements	3.02(g)
Parent	Preamble
Parent Indemnified Parties	4.01
Parent NQ Plan	2.04(a)
Parent Savings Plan	2.03(a)
Parties	Preamble
Party	Preamble
RMT Parent	Recitals
Rules	4.16(a)
Separation Agreement	Recitals
Spinco	Preamble
Spinco Mirror Plans	2.05
Spinco NQ Plan	2.04(a)
Successor Savings Plan	2.03(a)
Transaction Retention Agreements	2.02(h)
Transfer Regulations	3.02(a)
Transition Period	2.02(a)
UK DB Plan	3.02(g)
UK Former Public Sector Employee	3.02(g)
U.S. Union Contract	2.07(a)
U.S. Union Employees	2.07(a)

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Transfer of Spinco Business Employees and Independent Contractors.

(a) Spinco Business Employees. Effective as of immediately prior to the Distribution Date, Parent shall transfer the employment of any Spinco Business Employee who is not then employed by a Spinco Company to a Spinco Company, provided that a Spinco Business Employee who has terminated employment prior to the Distribution Date and who is not an Inactive Employee shall not be so transferred. The employment by the Parent Companies of each such Spinco Business Employee shall be transferred to the employment of the Spinco Companies such that the employment of each such individual shall be considered continuous and uninterrupted employment under Applicable Law. Notwithstanding the foregoing, on the Distribution Date, the Spinco Business Employees shall cease active participation in the Employee Plans and Benefit Arrangements that are not sponsored or maintained by a Spinco Company. The Spinco Companies hereby assume as Assumed Liabilities Parent Companies’ liabilities and obligations under Applicable Law and under any applicable plan, policy, contract or arrangement to employ, reemploy, reinstate or reactivate each Inactive Employee. In addition, Spinco acknowledges that it is a “successor in interest” for purposes of all applicable employment and employee benefits laws, including the Family and Medical Leave Act of 1993, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and that the terms of employment, reemployment, reinstatement or reactivation of any Inactive Employee who is on approved leave under such laws immediately prior to the Distribution Date shall be governed by such laws. For purposes of this Agreement, an “Inactive Employee” shall mean each Spinco Business Employee who (i) is not actively employed immediately prior to the Distribution Date due to an approved leave of absence, including an approved medical, non-medical or short-term disability, or long-term disability leave of absence or absence from active employment due to occupational illness or injury covered by workers’ compensation or (ii) has any right immediately prior to the Distribution Date under Applicable Law, plan, policy, contractual arrangement or otherwise to employment, reemployment, reinstatement or reactivation and who, in either case, was employed in connection with the Spinco Business prior to his or her commencement of leave, termination or suspension of employment or change of status to inactive employment, as the case may be. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the Inactive Employees as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

(b) Independent Contractors. At the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies with respect to continuing to retain any individual who is retained as an independent contractor by any of the Parent Companies on the Distribution Date in connection with the Spinco Business, and who is set forth on a schedule previously provided to RMT Parent, in accordance with the terms and conditions in effect for such individual’s retention by any of the Parent Companies immediately before the Distribution Date. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the individuals retained as independent contractors in connection with the Spinco Business as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

(c) Employment Contracts; Termination of Employment. From and after the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies under any employment agreements or similar agreements, including temporary staffing arrangements, consulting agreements and personal services agreements, or Applicable Law relating to the terms and conditions of employment of each Spinco Business Employee and Former Spinco Business Employee. The Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Spinco Business Employee or Former Spinco Business Employee (including severance benefits) whether such liabilities or obligations are based on events occurring prior to, on or after the Distribution Date. Promptly following the termination of employment on or after the Distribution Date of any Spinco Business Employee employed by a Spinco Company on the Distribution Date, but in no event later than 30 days following such termination of employment, Spinco shall advise Parent in writing of such termination of employment.

Section 2.02 Continuation of Salary, Bonus and Benefits; Health and Welfare Plans; Benefit Arrangements; Other.

(a) Salary, Bonus and Benefits. For the period beginning on the Distribution Date and ending on December 31st of the year in which the Distribution Date occurs (the “Transition Period”), the Spinco Companies shall (in addition to complying with any special rules in Section 2.03, Section 2.04 and Section 2.05) continue to provide each Spinco Business Employee with (i) the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the Spinco Business Employee by the Parent Companies or the Spinco Companies immediately prior to the Distribution Date and (ii) participation in employee benefit plans and programs that are substantially comparable in the aggregate to those benefits provided under the employee benefit plans and programs of the Parent Companies and the Spinco Companies (excluding defined benefit pension plans and post-retirement medical plans) as in effect for the Spinco Business Employee immediately prior to the Distribution Date, taking into account all compensation paid and service completed before, on and after the Distribution Date in accordance with the terms of such plans and arrangements. Without limiting the generality of the foregoing, for the six month period beginning on the Distribution Date, the Spinco Companies shall maintain in effect the severance and layoff plans applicable to the Spinco Business Employees immediately before the Distribution Date. For the period beginning on the Distribution Date and ending on the first anniversary of the Distribution Date, in the case of any Spinco Business Employee who was granted a Restricted Stock Unit award agreement from Parent on January 28, 2016, the Spinco Companies shall treat any involuntary termination other than for cause (as defined under the Parent Executive Severance Plan) or termination by the employee for good reason (as defined under the employee’s Restricted Stock Unit award agreement dated January 28, 2016) as an executive layoff event under the Parent Executive Severance Plan. After the end of the Transition Period, Spinco Business Employees shall have the right to participate in employee benefits plans, programs and policies and all other compensation and employment related plans, policies and arrangements that are substantially similar to the corresponding plans, programs, policies and other arrangements maintained by RMT Parent Entities (as defined in the Merger Agreement) for the benefit of their similarly situated employees.

(b) Vacation. In furtherance and not in limitation of the provisions of this Section 2.02, the Spinco Companies shall, as of the Distribution Effective Time, recognize and assume as Assumed Liabilities the liabilities and obligations for earned or accrued but unused vacation time in respect of each Spinco Business Employee (“Accrued Vacation”), subject to the consent of the Spinco Business Employee to the transfer of his or her Accrued Vacation in the case of a Spinco Business Employee working in the State of California or where otherwise required by Applicable Law. Liability for Accrued Vacation for those Spinco Business Employees who do not consent to the transfer of such Accrued Vacation will be an Excluded Liability. The Spinco Companies shall allow the Spinco Business Employees to utilize such Accrued Vacation subject to any maximums for vacation carryovers as in effect as of the Distribution Effective Time under the Spinco Companies’ vacation policies. During the Transition Period, the Spinco Business Employees shall receive vacation benefits under the terms of the vacation benefit policies of the Spinco Companies applicable to similarly situated employees of the Spinco Companies, in each case after giving credit for each Spinco Business Employee’s service with the Parent Companies to the same extent such service would have been recognized by the Parent Companies.

(c) Benefit Plan Liabilities. Except as expressly provided in this Agreement, the Parent Companies shall retain as an Excluded Liability all liabilities and obligations under any Employee Plan and Benefit Arrangement that is not, after the Distribution Effective Time, sponsored or maintained by a Spinco Company. The Parent Companies shall (i) retain all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (other than severance benefit plans) maintained by an entity other than a Spinco Company for the benefit of Spinco Business Employees, Former Spinco Business Employees and their respective dependents and other beneficiaries under each such plan or similar arrangement to the extent that such liabilities or obligations relate to claims which have been incurred on or prior to the Distribution Date and (ii) not retain any liabilities or obligations with respect to Spinco Business Employees arising under any workers’ compensation laws to the extent such liabilities or obligations relate to accidents or occupational diseases that occurred on or before the Distribution Date. The Spinco Companies hereby assume as Assumed Liabilities all of the liabilities and obligations of the Parent Companies arising under each such group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (including severance benefits plans), with respect to each Spinco Business Employee and Former Spinco Business Employee (and any dependent or beneficiary of a Spinco Business Employee or Former Spinco Business Employee) to the extent that such liabilities and obligations relate to claims which have not been incurred on or prior to the Distribution Date.

The Spinco Companies also assume as Assumed Liabilities all liabilities and obligations of the Parent Companies, with respect to each Spinco Business Employee and Former Spinco Business Employee, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the Distribution Date. Notwithstanding the foregoing, the Spinco Companies hereby assume as Assumed Liabilities all liabilities and obligations, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by a Spinco Company. For the avoidance of doubt, in connection with the Contemplated Transactions, the Parent Companies shall not transfer to the Spinco Companies any Assets or Liabilities in respect of any Employee Plan that is a defined benefit pension plan or post-retirement medical plan, and all such Assets and Liabilities shall remain Assets and Liabilities of the Parent Companies.

(d) No Exclusions; Credit for Deductibles; Service Credit. The group health plan, disability plan and other plans established or made available by the Spinco Companies for the benefit of Spinco Business Employees and their dependents and other beneficiaries in accordance with this Section 2.02 shall not contain any exclusion or limitation with respect to any preexisting condition for a Spinco Business Employee or his or her dependents or other beneficiaries except to the extent such condition was taken into account under comparable plans of the Parent Companies and shall credit all such individuals with any deductibles and out-of-pocket maximums incurred or paid by or on behalf of such individuals for the calendar year which includes the Distribution Date. Each Spinco Business Employee shall receive full credit under each plan, program, policy or other arrangement for his or her service as an employee of the Parent Companies on the same basis that he or she would have received such credit if such service had been completed as an employee of the Spinco Companies for purposes of satisfying any service requirement to receive compensation or to participate in any such plan, program, policy or other arrangement and any service requirement to receive the benefit provided under each such plan, program, policy or other arrangement.

(e) COBRA. The Spinco Companies hereby assume as Assumed Liabilities all of the liabilities and obligations of the Parent Companies under such plans under Part 6 of Title I of ERISA and Section 4980B of the Code (“COBRA”) in effect on the Distribution Date with respect to Spinco Business Employees and, in the case of COBRA obligations incurred under a plan that is sponsored or maintained by a Spinco Company, Former Spinco Business Employees, and their respective qualified beneficiaries.

(f) Cafeteria Plan. If the Distribution Date is any date other than December 31, 2016, Spinco and Parent shall cooperate such that (i) all credits under any Parent Company cafeteria plan attributable to contributions made by a Spinco Business Employee on or prior to the Distribution Date to purchase any benefits, including flexible medical spending account benefits and dependent care spending account benefits, shall be available to purchase the same or comparable benefits after the Distribution Date under the corresponding cafeteria plan established by a Spinco Company pursuant to Section 2.02(a) and (ii) (A) any contributions made by a Spinco Business Employee under a Spinco Company cafeteria plan after the Distribution Date shall be paid to Parent as reimbursement for any unsatisfied debits under the corresponding Parent Company cafeteria plan attributable to benefits paid under such Parent Company cafeteria plan on behalf of such Spinco Business Employee on or prior to the

Distribution Date and (B) Parent shall cause to be transferred to Spinco an amount in cash equal to the excess as of the Distribution Date, if any, of all contributions to the Parent Company cafeteria plan made with respect to the year in which the Distribution Date occurs by or on behalf of any Spinco Business Employee over the amount previously distributed to such Spinco Business Employee for such year.

(g) Incentive Compensation. The Parent Companies shall retain as an Excluded Liability any obligations to make payments to any Spinco Business Employee in respect of a cash-based long-term incentive performance award granted by Parent under the Parent Amended and Restated 2011 Incentive Performance Award Plan, the Parent Long-Term Incentive Cash Plan (“LTIC”) and the Parent Key Employee Engagement Plan (“KEEP”) prior to 2016, which payments shall be made by Parent at the time such payments are otherwise due under the terms of the applicable Benefit Arrangement. At the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies under all cash-based long-term incentive performance awards granted by Parent to Spinco Business Employees in 2016 under the LTIC and the KEEP, and any payments in respect of such awards shall be made by the Spinco Companies at the time such payments are otherwise due under the terms of the applicable Benefit Arrangement. Unless the Parent Companies have paid the Spinco Business Employees their annual incentive bonus for the year in which the Distribution Date occurs under the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (Performance-Based), the Lockheed Martin Corporation Attorney Incentive Plan, the Lockheed Martin Corporation Cyber Compensation Plan, the Lockheed Martin Corporation Employee Incentive Plan, the Lockheed Martin Corporation Variable Incentive Plan, the Lockheed Martin Corporation LMUK Variable Pay Plan or any other annual cash incentive or sales incentive compensation arrangement covering Spinco Business Employees (the “Bonus Plans”), Spinco agrees to maintain the Bonus Plans as in effect immediately prior to the Distribution Date at least until the end of the calendar year in which the Distribution Date occurs, and Spinco shall pay to each such Spinco Business Employee an incentive bonus under the applicable Bonus Plan for the calendar year in which the Distribution Date occurs in the amount determined by Parent in accordance with the terms of such Bonus Plan and in accordance with past practice promptly following receipt by Spinco of written notice from Parent advising Spinco of the amount of each such bonus.

(h) Parent has entered into retention agreements with certain Spinco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Spinco Business Employees to continue to work for the Parent Companies through the Closing Date (as defined in the Merger Agreement). The Parent Companies shall retain as an Excluded Liability Parent’s liabilities and obligations to these Spinco Business Employees under such Transaction Retention Agreements and any associated taxes or social security contributions.

Section 2.03 Savings Plans.

(a) As soon as practicable after the Distribution Date, Spinco or an RMT Parent Entity shall establish one or, at Spinco’s or the RMT Parent Entity’s option, more than one individual account plan for the benefit of the Spinco Business Employees or otherwise make immediate participation in one or more existing Spinco or RMT Parent Entity plans available to the Spinco Business Employees (the “Successor Savings Plan” or, if there is more than one plan, each a “Successor Savings Plan”). Such Successor Savings Plan, or each such Successor Savings Plan, shall be designed and administered to satisfy the qualification requirements under Section 401(a) of the Code and to provide, as applicable, for elective deferrals (as such deferrals are described in Section 402(g)(3)(A) of the Code) by participants under Section 401(k) of the Code and for matching contributions (as described in Section 401(m)(4)(A)(ii) of the Code) by Spinco or the RMT Parent Entity with respect to such elective deferrals or for profit-sharing contributions (as described in Treasury Regulation Section 1.401(a)(2)(ii)) by Spinco or the RMT Parent Entity. Spinco or the RMT Parent Entity, as the case may be, shall provide to Parent evidence reasonably satisfactory to Parent that the Successor Savings Plan, or each such Successor Savings Plan, satisfies in form such qualification requirements before Parent authorizes any direct rollovers or asset transfers to a Successor Savings Plan from Parent’s Lockheed Martin Corporation Salaried Savings Plan, Lockheed Martin Corporation Performance Savings Plan for Bargaining Employees, Lockheed Martin Capital Accumulation Plan and Lockheed Martin Corporation Operations Support Savings Plan (each a “Parent Savings Plan”). During the period commencing on the Distribution Date and ending on the date on which the payroll services to be provided by Parent to Spinco under the Transition Services Agreement – Parent to Spinco terminate (the “Benefits Services Termination Date”), subject to Section 2.05 herein, the terms of the Successor Savings Plan, or each such Successor Savings Plan that pertain to Spinco Business Employees who participated in a Parent Savings Plan prior to the Distribution Date, shall provide for elective deferrals by participants, matching contributions or profit-sharing contributions by Spinco at rates which are the same as the rates in effect under each Parent Savings Plan immediately before the Distribution Date with respect to the Spinco Business Employees who participated in each such plan.

(b) Parent shall cause the account balance of each Spinco Business Employee under each Parent Savings Plan to be fully vested as of the Distribution Date.

(c) The terms of the Successor Savings Plan, or each such Successor Savings Plan, shall provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of their accounts in each Parent Savings Plan, including a direct rollover of any investments in Lockheed Martin Corporation stock and RMT Parent stock, provided, however, no Successor Savings Plan shall be obligated to permit further investments in Lockheed Martin Corporation stock after the Distribution Date and the fiduciaries of each Successor Savings Plan shall be free, in their discretion, to liquidate or reinvest any Lockheed Martin Corporation stock that is rolled over or transferred to a Successor Savings Plan at such time or times as they deem prudent. Each Successor Savings Plan shall also provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of any notes evidencing loans made to such Spinco Business Employees, as provided in paragraph (d) of this Section 2.03. However, if Parent reasonably determines that a direct rollover from a Parent Savings Plan to a Successor Savings Plan is impermissible under Section 401(k) of the Code, Spinco or the RMT Parent Entity, as the case may be, shall cause the Successor Savings Plan, or each such Successor Savings Plan, to accept a transfer of assets and liabilities with respect to the Spinco Business Employees from the corresponding Parent Savings Plan at such time and in such form as agreed upon by Parent and Spinco or an RMT Parent Entity, as the case may be. If any Spinco Business Employee has a loan that remains outstanding under a Parent

Savings Plan after the Distribution Date, Parent shall provide coupon books to permit such Spinco Business Employee to continue to repay such loan until the earlier of the date such loan is paid in full and the date such loan is rolled over to a Successor Savings Plan as provided in paragraph (d) of this Section 2.03.

(d) Parent, Spinco and the RMT Parent Entity shall cooperate in good faith to establish procedures pursuant to which Spinco Business Employees with outstanding loan balances under a Parent Savings Plan may elect to directly roll over the notes evidencing such loans to a Successor Savings Plan within a specified window period as mutually agreed. Spinco or the RMT Parent Entity, as the case may be, and Parent shall cause the respective administrators of the applicable Successor Savings Plan and each Parent Savings Plan to cooperate and coordinate with each other to develop and distribute appropriate election forms for Spinco Business Employees to use to voluntarily elect the direct rollover of loan notes during the window period and to notify Spinco Business Employees of such loan rollover window period within a reasonable period of time prior to the commencement of the window period.

Section 2.04 Nonqualified Plans.

(a) Spinco shall establish as of the Distribution Date three nonqualified plans or, at Spinco’s option, three separate nonqualified plan structures in one, or more than one, nonqualified plan in accordance with this Section 2.04, and each such plan or structure shall be referred to individually in this Section 2.04 as a “Spinco NQ Plan” and all such plans or structures shall be referred to collectively in this Section 2.04 as the “Spinco NQ Plans.”

(i) The first Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Supplemental Savings Plan as in effect immediately before the Distribution Date.

(ii) The second Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Nonqualified Capital Accumulation Plan as in effect immediately before the Distribution Date.

(iii) The third Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Deferred Management Incentive Compensation Plan as in effect immediately before the Distribution Date.

Each Parent nonqualified plan described in this Section 2.04(a) shall be referred to individually in this Section 2.04 as a “Parent NQ Plan” and all such plans shall be referred to collectively in this Section 2.04 as the “Parent NQ Plans.”

(b) Each Spinco NQ Plan shall be established for the benefit of each Spinco Business Employee who participates in the corresponding Parent NQ Plan immediately before the Distribution Date and each other person who, immediately before the Distribution Date, is a beneficiary of a Spinco Business Employee and has an account balance (which remains payable in whole or in part) under such Parent NQ Plan. Each Spinco NQ Plan and any successor to such Spinco NQ Plan shall provide at least through the Benefits Services Termination Date for a formula for contributions that is the same as the formula for contributions in the corresponding Parent NQ Plan as of the Distribution Date. No Spinco NQ Plan shall allow for future investments in the Lockheed Martin Corporation stock fund.

(c) All account balances and any other liabilities accrued on or prior to the Distribution Date under any Parent NQ Plan shall be retained by Parent as Excluded Liabilities.

Section 2.05 Mirror Benefit Plans. As soon as practicable after the Distribution Date, Spinco shall establish a “mirror” benefit plan for each Employee Plan and Benefit Arrangement listed on Exhibit A (the “Spinco Mirror Plans”). Each Spinco Mirror Plan shall be established for the benefit of each Spinco Business Employee who participates in the corresponding Employee Plan or Benefit Arrangement, as applicable, immediately before the Distribution Date and each other person who, immediately before the Distribution Date, is a beneficiary of a Spinco Business Employee and has an accrued benefit or account balance (which remains payable in whole or in part) under such Employee Plan or Benefit Arrangement. Prior to the Benefits Services Termination Date, each Spinco Mirror Plan shall be the same in all material respects as the corresponding Employee Plan or Benefit Arrangement, as applicable, as in effect immediately before the Distribution Date; provided that the Parties shall cooperate in good faith with each other to make reasonable changes on a mutually agreeable schedule to the Spinco Mirror Plans from time to time, provided that the RMT Parent Entities reimburse Parent for any direct or indirect costs associated with making such changes. Spinco shall maintain such Spinco Mirror Plans through the Benefits Services Termination Date or such earlier date that Spinco Business Employees are transitioned onto plans, programs, policies and other arrangements maintained by RMT Parent Entities, subject in all events to Section 2.02(a) herein.

Section 2.06 Termination and Plant Closing Notices; WARN.

(a) Within 10 days following the Closing Date (as defined in the Merger Agreement), Parent shall provide Spinco with a list setting forth the number of employees assigned to the Spinco Business terminated from each site of employment of Parent during the 90-day period ending on the Closing Date, if any, for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

(b) Spinco shall provide any notices to the Spinco Business Employees that may be required under any Applicable Law, including WARN or any similar state or local law, with respect to events that occur from and after the Distribution Effective Time. Spinco shall not take any action after the Distribution Effective Time that would cause any termination of employment of any employees by the Parent Companies that occurs on or before the Distribution Effective Time to constitute a “plant closing” or “mass layoff” under WARN or any similar state or local law, or to create any liability to the Parent Companies for any employment terminations under Applicable Law.

Section 2.07 U.S. Labor Matters.

(a) Certain Spinco Business Employees located in the U.S. are represented by a union (the “U.S. Union Employees”) and are covered by the collective bargaining agreement between Lockheed Martin Information Systems and Global Solutions – AFSS and the International Association of Machinists and Aerospace Workers, AFL-CIO and its affected District and Local Lodges (the “U.S. Union Contract”).

(b) The Parties acknowledge and agree that Spinco, effective as of and from the Distribution Effective Time, will offer to adopt and assume the U.S. Union Contract and will recognize the union that is a party to the U.S. Union Contract with respect to the Spinco Business Employees, subject to any modifications to the U.S. Union Contract that are necessitated by the transaction contemplated by the Separation Agreement. Provided that Spinco adopts and assumes the U.S. Union Contract, Spinco shall employ, effective as of and from the Distribution Effective Time, the U.S. Union Employees on the terms and conditions of the U.S. Union Contract. No later than 10 Business Days prior to the Distribution Date (unless otherwise required by Applicable Law or the U.S. Union Contract), Spinco shall advise the U.S. Union Employees’ representatives in writing that Spinco will adopt and assume the U.S. Union Contract and recognize the union that is a party to the U.S. Union Contract. Except to the extent otherwise required by Applicable Law or otherwise permitted by the U.S. Union Contract, Spinco shall not, and shall cause any successor to the Spinco Business not to, reduce the hourly wage rates or annual incentive compensation opportunities or benefits of any U.S. Union Employee during the Transition Period. For the avoidance of doubt, in the event that there is any conflict between this Agreement and the U.S. Union Contract, the U.S. Union Contract shall govern.

(c) To the extent that Spinco does not comply with Section 2.07(b) and, as a result, any Parent Indemnified Party incurs any severance, termination or similar cost in respect of any U.S. Union Employee (pursuant to a severance plan of Parent, or otherwise) in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (either alone or in combination with any subsequent event) on or following the Distribution Effective Time, Spinco shall indemnify such Parent Indemnified Party for any and all such amounts.

(d) Spinco shall comply with any notification, consent and consultation obligations arising following the Distribution Effective Time that Spinco may have in connection with the U.S. Union Contract in relation to the matters contemplated by this Agreement.

(e) On or before the Distribution Date, Parent shall (i) take all action necessary to, effective as of the Distribution Date, transfer and assign the U.S. Union Contract to Spinco, including, but not limited to, engaging in any effects bargaining to the extent requested by the union, (ii) keep Spinco reasonably informed of the status of any negotiations and modifications with respect to the U.S. Union Contract and (iii) refrain from undertaking any actions that would result in a breach of the U.S. Union Contract.

ARTICLE III

NON-U.S. EMPLOYEES

Section 3.01 General. Except as expressly set forth in this Article III and subject to applicable law, Spinco Business Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. law and their related benefits and obligations shall be treated in the same manner as the Spinco Business Employees who are resident in the U.S. All actions taken with respect to non-U.S. Spinco Business Employees in connection with the Distribution will be accomplished in accordance with Applicable Law and custom in each of the applicable jurisdictions.

Section 3.02 United Kingdom Employee Matters.

(a) The Parties acknowledge and agree that, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended (the “Transfer Regulations”), the contracts of employment between Parent and the UK Spinco Business Employees (as defined in the Merger Agreement) (except in so far as those contracts relate to any occupational pension scheme, as that term is used in Regulation 10 of the Transfer Regulations) will have effect after the Distribution Date as if originally made between Spinco and such Spinco Business Employees. The UK Spinco Business Employees are the only Spinco Business Employees whose contracts of employment will transfer pursuant to the Transfer Regulations or equivalent applicable Law.

(b) Spinco confirms that it has complied, and will comply, with its obligations under Regulation 13 of the Transfer Regulations, save to the extent that Spinco was unable to do so as a result of the failure of Parent to comply with its duties under Regulation 13 of the Transfer Regulations, and shall indemnify Parent against all Employment Losses incurred by Parent as a result of any such failure.

(c) Parent confirms that it has complied, and will comply, with its obligations under Regulations 11 and 13 of the Transfer Regulations or equivalent applicable Law in respect of Spinco Business Employees and their employment representatives during the period prior to the Distribution Date, other than where Parent was unable to do so as a result of the failure of Spinco to comply with its duties under Regulation 13 of the Transfer Regulations, and shall indemnify Spinco against all Employment Losses incurred by Spinco as a result of any such failure.

(d) Without prejudice to Section 4.01, Spinco shall indemnify Parent against all Employment Losses incurred in connection with or as a result of:

(i) any proposal by Spinco to change the terms and conditions of employment or working conditions of the UK Spinco Business Employees on or after their transfer to Spinco on the Distribution Date, or to change the terms and conditions of employment or working conditions of any person who would have been a UK Spinco Business Employee but for their resignation (or decision to treat their employment as terminated under regulation 4(9) of the Transfer Regulations) before the Distribution Date as a result of or for a reason connected to such proposed changes (except in so far as such proposal relates to the cessation of participation in the UK DB Plans and replacement pension benefits consistent with Regulation 10 of the Transfer Regulations, Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005); and

(ii) any statement communicated to or action undertaken by Spinco to, or in respect of, any UK Spinco Business Employee before the Distribution Date which has not been agreed in advance with Parent in writing.

(e) If any person who is not a UK Spinco Business Employee claims or it is determined that his contract of employment has been transferred from Parent to Spinco or claims that his employment would have so transferred had he not resigned:

(i) Spinco will within seven days of it becoming aware of that fact, give notice in writing to Parent;

(ii) Parent may offer (or may procure that a third party may offer) employment to such person, or take such other steps as it considers appropriate to resolve the matter, within 21 days of the notification by Spinco;

(iii) if such offer is accepted, Spinco shall immediately release the person from his employment;

(iv) if after that period has elapsed, no such offer of employment has been made or such offer has been made but not accepted, Spinco may within seven days give notice to terminate the employment of such person;

(v) then subject to Spinco complying with the provisions of this Section 3.02(e), or in such other way as may be agreed between the Parties, and subject to Section 3.02(e)(vi), Parent will indemnify Spinco against all Employment Losses arising out of such termination or in respect of any period of employment of such person (a) by Spinco or (b) prior to the Distribution Date, provided that Spinco takes all reasonable steps to minimize any such Employment Losses arising or incurred after the Distribution Date. If such person’s employment with Spinco is not terminated within the time scales set out in this subsection, such person will be treated as a Spinco Business Employee; and

(vi) the indemnity in the Section 3.02(e)(v) shall be limited in that it:

(1) shall only apply to notifications received by Parent under Section 3.02(e)(i) within three months of the Distribution Date or, in relation to any person who provides services to Spinco or its Affiliates pursuant to the Transition Services Agreement – Parent to Spinco, within three months of the termination of such services; and

(2) shall not apply to any claim for discrimination by Spinco, including discrimination based on sex, race, disability, age, gender reassignment, marriage or civil partnership, pregnancy and maternity or sexual orientation, religion or belief or claims for equal pay, or compensation for less favorable treatment of part time workers or fixed term employees in relation to any alleged act or omission of Spinco or to any claim in which it is found by a competent tribunal or court that the termination of employment was unfair because Spinco neglected to follow a fair dismissal procedure.

(f) Spinco or its Affiliates undertakes that in each case to the extent required to comply with Parent and its Affiliates’ obligations under the Outsourcing Agreements:

(i) it will allow each UK Former Public Sector Employee who participates in a UK DB Plan at the Distribution Date to join and, for so long as they remain employed by Spinco or its Affiliates, accrue benefits under a Broadly Comparable Scheme, and will also

(ii) allow such person to transfer to the Broadly Comparable Scheme rights accrued under the Lockheed Martin UK Citrus Pension Plan at any point within 12 months of the Distribution Date on the terms set out in Old Fair Deal; and

(iii) should the employment of such UK Former Public Sector Employees be subsequently transferred from Spinco or its Affiliates to another undertaking pursuant to an agreement to which Spinco or one of its Affiliates is a party, ensure that such other undertaking will provide the same protection to such UK Former Public Sector Employees as provided under this clause.

(g) For the purposes of this Section 3.02: (i) “Employment Losses” means any payments, benefits, damages, losses, proceedings, costs, actions, claims, awards, fines, penalties, demands, injury, liabilities (including liabilities to tax and national insurance), expenses (including legal and other professional fees and expenses) and other financial consequences, and “Employment Loss” shall be construed accordingly; (ii) “UK DB Plan” means any defined benefit pension plan sponsored, maintained or contributed to by Parent or its Affiliates for the benefit of UK Spinco Business Employees; (iii) “UK Former Public Sector Employee” means a UK Spinco Business Employee who was previously a UK public sector employee and who transferred to the employment of the Parent under either of the Outsourcing Agreements; (iv) “Outsourcing Agreements” means (A) the contract entitled “Ministry of Justice Future IT Sourcing contract” dated 1 September 2013, and made between The Secretary of State for Justice and Lockheed Martin UK Ltd; and (B) the contract entitled “Cabinet Office Framework Agreement to provide G-Cloud Services to Highways Agency” dated 24 March 2014 and made between The Minister for the Cabinet Office and Lockheed Martin Business Technology Solutions Limited; (v) “Broadly Comparable Scheme” means either (i) an occupational pension scheme which provides defined benefits which are “broadly comparable” for the purposes of Old Fair Deal to the benefits the UK Former Public Sector Employees were entitled to under their applicable public sector pension scheme; or (ii) a public sector pension scheme providing like benefits; and (vi) “Old Fair Deal” means the UK documents entitled “Staff Transfers from Central Government: A Fair Deal for Staff Pensions” published by Her Majesty’s Treasury in June 1999 and “A Fair Deal staff pensions: procurement of Bulk Transfer Agreements and Related Issues” published by Her Majesty’s Treasury in June 2004.

Section 3.03 Israel Employee Matters.

(a) Transfer of Israeli Spinco Business Employees. Effective as of the Distribution Date, the employment of any Spinco Business Employees employed in Israel by a wholly owned subsidiary of Parent (the “Israeli Employees”) will be transferred to Spinco or another Spinco Company designated by Spinco, subject to obtaining their written consent prior to the Distribution Date as detailed below. The employment of each of the Israeli Employees by Spinco shall be considered continuous and uninterrupted employment under Applicable Law. The Spinco Companies will assume all and any employment related liabilities and obligations under Applicable Law and in accordance with Section 2.02(c) hereof. In the event that any of the Israeli Employees shall cease to be employed by Spinco at any time after the Distribution Date, Spinco shall be solely responsible for any severance or other payments due to such Israeli Employee as a result of such termination based on their entire period of employment (i.e., including their employment period with Parent’s Israeli Affiliated Transferor prior to the Distribution Date).

(b) Continuation of Salary and Benefits. As of the Distribution Date, Spinco shall continue to provide the Israeli Employees with the same salary and all other employment benefits and rights that were provided to them by the Parent’s Israeli Affiliated Transferor immediately prior to the Distribution Effective Time according to Applicable Law and any employment agreement.

(c) Rollover of Accrued Rights. Following the Distribution Date, the Israeli Employees shall continue to be entitled from Spinco to all their accrued rights and entitlements with Parent’s Israeli Affiliated Transferor, including all the accrued vacation days, accrued convalescence days and accrued sick leave days and all Israeli Employees shall receive credit for prior service with the Parent’s Israeli Affiliated Transferor, and Spinco shall be responsible for all such payments and benefits following the Distribution Date.

(d) Pension Schemes. The Parent’s Israeli Affiliated Transferor shall obtain prior to the Distribution Date the Israel Tax Authority’s approval with respect to the transfer of the Israeli Employees’ pension arrangements (including any severance pay funds from the Parent’s Israeli Affiliated Transferor’s contributions within such pension arrangement, hereinafter, the “Funds” and the “Approval” respectively) to Spinco or another Spinco Company designated by Spinco as of the Distribution Date, all in accordance with the requirements of the Applicable Law and the Israel Tax Authority Circular # 6/2011.

(e) Transfer Notice. The Parent’s Israeli Affiliated Transferor and Spinco shall provide the Israeli Employees with a written notice, in a form mutually agreed upon, notifying them of their transfer to Spinco by way of continuous employment, as detailed in this Section, and each of the Israeli Employees will be required to confirm the receipt of such notice and to consent in writing to the transfer to Spinco as of the Distribution Date.

(f) For purposes of this Section 3.03, “Israeli Affiliated Transferor” means an Affiliated Transferor in Israel.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Indemnification by Spinco. Effective as of the Distribution Date, Spinco hereby indemnifies Parent and its Affiliates and their respective Representatives (together, in each case with their respective successors, the “Parent Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related in any way to (a) any termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy, any Spinco Business Employee on or after the Distribution Date, (b) in relation to any Spinco Business Employee, any modification of the pay, benefits, or other terms and conditions of employment of employment of such Spinco Business Employee on or after the Distribution Date (except in so far as such proposal relates to the cessation of participation in the UK DB Plans and replacement pension benefits consistent with Regulation 10 of the Transfer Regulations, Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005), and (c) any breach of any covenants or agreements of Spinco contained in this Agreement or with respect to the Assumed Liabilities related to this Agreement.

Section 4.02 Indemnification by Parent. Effective as of the Distribution Date, Parent hereby indemnifies Spinco and its Affiliates and their respective Representatives (together, in each case with their respective successors) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related in any way to, any breach of any covenants or agreements of Parent contained in this Agreement or with respect to the Excluded Liabilities related to this Agreement.

Section 4.03 Cooperation. The Parties agree to cooperate in good faith with each other, any employee representatives and any Governmental Authority to effectuate the terms and conditions provided for in this Agreement.

Section 4.04 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Parent:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: President

Telecopy: (301) 897-6013

if to RMT Parent:

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Vincent A. Maffeo, General Counsel

Telecopy: (571) 526-7955

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 4.04.

Section 4.05 Tax Matters. For the avoidance of doubt, the allocation of any Tax liability (including the satisfaction of any withholding Tax obligation) and any income Tax deductions, in each case, relating to (a) the issuance, exercise, vesting or settlement of any Compensatory Equity Interest (as defined in the Tax Matters Agreement), (b) the exercise, vesting or settlement of any 2016 Awards (as defined in the Tax Matters Agreement), or (c) the obligations and liabilities described in Section 2.02(g) after the Distribution Date shall be governed by the Tax Matters Agreement.

Section 4.06 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 4.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that Spinco may not assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Parent. Any attempted assignment, delegation or transfer in violation of this Section 4.07 shall be null and void.

Section 4.08 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 4.09 Entire Agreement.

(a) This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

Section 4.10 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 4.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.

Section 4.12 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Parent and Spinco agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 4.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 4.14 No Third Party Beneficiaries. No provision of this Agreement or any other provision in the Transaction Documents shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent or of any of its Affiliates in respect of continued employment (or resumption of employment) with Parent, RMT Parent, Spinco, or any of their Affiliates, and no provision of this Agreement shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement, or any plan or arrangement which has been or may be established by Spinco, RMT Parent or any of their Affiliates. Subject to Applicable Law, unless otherwise provided in this Agreement, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Distribution Effective Time, any such Employee Plan or Benefit Arrangement of Parent or any of its Affiliates or any plan or arrangement which has been or may be established by Spinco, RMT Parent or any of their Affiliates, including the Spinco Mirror Plans.

Section 4.15 Disclaimer of Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

Section 4.16 Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise, (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 4.16 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 4.16.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced against the parties to the arbitration proceeding or their assets wherever they may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 4.04.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper
Name:	Stephen M. Piper
Title:	President

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone
Name:	Roger A. Krone
Title:	Chief Executive Officer